DRC Resources Corporation

601 - 595 Howe Street, Vancouver, B.C. V6C 2T5

Tel: 604-687-1629 ~ Fax: 604-687-2845

E-mail: drcresources@uniserve.com

Website: www.drcresources.com

TSX Symbol: DRC

Ajax Drilling Indicates Large Copper- Gold System

July 15, 2004, Vancouver, BC - DRC Resources has completed 5 diamond drill holes on the Company's 100% owned Ajax Property, located 10 km east of the Afton Property, Kamloops, B.C. The purpose of the diamond drill program was to test for sulphide mineralization between the two Ajax open pits and below the previously mined depths. Drilling successfully indicated a large near surface copper sulphide system with an associated gold credit between and deeper than the previously mined Ajax East and Ajax West pits. The Ajax Property, consisting of 77 mineral claims, covering 4500 acres, is connected by an existing 10 km mine haulage road to the Afton Copper-Gold Property to the west. (For drill holes location, refer to maps on Company's website: www.drcresources.com

The results of the exploration program represent a significant departure from the shallow surface pits where the copper-gold ore was mined by the previous operator in the early nineteen nineties. The exploration drill program has outlined copper-gold mineralization with an interpreted vertical depth of 300 meters below surface and with an apparent thickness of 400 meters which is consistent with the zone mined in the two open pits. Three of the five drill holes were drilled over a strike length of approximately 400 metres. Two drill holes completed to the northwest of the Ajax East and West pits did not intersect the mineralized zone as the holes were collared too far in the foot wall of the zone.

The Ajax East and West pits have been described as porphyry deposits in geological publications. The Company is encouraged by the size and depth of the system and intends to continue to explore for a higher grade core.

Significant assay results for three drill holes intersecting the mineral zone over a length of 400 metres and to a depth of 300 metres below surface are as follows:

ASSAY INTERSECTIONS FOR AX-01 @ -55o/121o

Core Length (m)	Depth (m)	Copper (%)	Gold (g/t)
51	75-126	0.232	0.145

121	156-277	0.240	0.169

63	307-370	0.362	0.165

31.2	421-452.2	0.249	0.126

ASSAY INTERSECTIONS FOR AX-02 @ -52o/120o

Core Length (m)	Depth (m)	Copper (%)	Gold (g/t)
194	26-220	0.223	0.141

123	277-400	0.221	0.082

ASSAY INTERSECTION FOR AX-04 @ -55o/120o

Core Length (m)	Depth (m)	Copper (%)	Gold (g/t)
278	27-305	0.233	0.159

The Company and its exploration personnel implemented a Quality Assurance Program as part of a formal Exploration Practices Policy under the supervision of the Company's Vice President of Exploration and Development, Michael W. Hibbitts, P. Geo., a Qualified Person as defined by National Instrument 43-101. Samples for assay were transported by (Eco-Tech employees) to Eco-Tech Laboratory Ltd. of Kamloops, B.C. for analysis for copper, gold, silver and palladium. Copper is analyzed by Aqua Regia digestions and A.A. finish. Gold is analyzed with conventional fire assay with an A.A. finish.

DRC Resources Corporation is a natural resource company with its head office in Vancouver and a field office in Kamloops, B.C. The main focus of DRC Resources is the exploration and development of the Afton Copper-Gold Project located in the Kamloops Mining Division. To date the Company had expended over $5 million on exploration on the Afton Mineral Zone, outlining a 68.7 Million Tonnes Measured and Indicated Mineral Resource of 1.68% Copper Equivalent or 2.61g/t Gold Equivalent (1.08% Cu, 0.85 g/t Au, 2.62 g/t Ag, 0.12 g/t Pd).

In August, 2004, the Company will be awarding an underground excavation contract for a 2000 metre decline (tunnel) to provide access for the definition diamond drill program, bulk sampling and technical studies, which will be carried on concurrently with development of the decline, in order to complete the Afton Feasibility Study.

On behalf of DRC Resources Corporation,

"John Kruzick"

John H. Kruzick
President and Chief Executive Officer

For further information on DRC Resources and the Afton Project, please contact:

John Kruzick

DRC Resources Corporation

601 - 595 Howe Street, Vancouver, B.C. V6C 2T5
Tel: 604-687-1629, Fax: 604-687-2845
Email: drcresources@uniserve.com
Website: www.drcresources.com

Safe Harbor Statement under the United States Private Securities Litigation Act of 1995: This release made may contain forward-looking statements that are affected by known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed, implied or anticipated by such forward-looking statements. Such forward-looking statements herein represent management's best judgment as of the date hereof based on information currently available. The Company does not intend to update this information and disclaims any legal liability to the contrary.

WARNING: The Company relies upon litigation protection for "forward-looking" statements.

DRC Resources Corporation's shares trade on the Toronto Stock Exchange (TSX: DRC). The TSX has neither approved nor disapproved the form or content of this release.